UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2012

ADMA BIOLOGICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52120	56-2590442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Commerce Way Hackensack, New Jersey		07601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 478-5552

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

Hercules Loan and Security Agreement

On December 21, 2012 ADMA Biologics, Inc. and its subsidiaries (collectively, the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc. (“Hercules, NYSE: HTGC”).  Under the Loan Agreement, the Company may borrow on a revolving basis up to a maximum of $6.0 million.   The Company borrowed $4.0 million on the closing date and has the option to borrow an additional $2 million in two equal tranches upon the satisfaction of certain milestones. The loan bears interest daily at the greater of (i) 8.5% and (ii) the sum of (a) 8.5% plus (b) the Prime Rate (as reported in The Wall Street Journal) minus 5.75%. The line of credit is secured by all of the Company’s assets. The principal will be repaid over 27 months beginning no later than May 1, 2014, unless accelerated as a result of certain events of default. If the Company generates any proceeds from the collateral securing the line of credit, such proceeds must be paid to the lender up to the amount of any outstanding balance. Interest is due and payable on the first of every month and at the termination date, unless accelerated as a result of an event of default. In addition, a backend fee equal to 2.65% of the amount funded under the facility is due on the maturity or prepayment date or the date that the secured obligations become due and payable  and a 1% facility fee in the amount of $60,000 was due at closing.

The Loan Agreement expires no later than August 2016, but can be terminated early in the following circumstances: (a) automatically upon the commencement of insolvency proceedings by or against the Company, (b) at the option of the lender without notice upon any other event of default, and (c) at the option of the Company upon seven business days' prior written notice.

In the event of early termination, whether effected by the Company (which may prepay the loan in full), the lender or automatically, the Company is obligated to pay an amount corresponding to a percentage of the principal amount of the loan, with such percentage being: 3% if termination occurs in the first year, 2% if termination occurs in the second year and 0.5% if termination occurs after the second year but prior to the last day of the term.

The Loan Agreement contains customary representations, warranties and covenants, including limitations on incurring indebtedness, engaging in mergers or acquisitions and making investments, distributions or transfers.   The representations, warranties and covenants contained in the Loan Agreement were made only for purposes of such agreement and as of a specific date or specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Loan Agreement.

Events of default under the agreement include, but are not limited to: (i) insolvency, liquidation, bankruptcy or similar events; (ii) failure to pay any debts due under the Loan Agreement or other loan documents on a timely basis; (iii) failure to observe any covenant or secured obligation under the Loan Agreement, which failure, in most cases, is not cured within 10 days of written notice by lender; (iv) occurrence of any default under any other agreement between the Company and the lender, which is not cured within 10 days; (v) occurrence of an event that could reasonably be expected to have a material adverse effect;  (vi) material misrepresentations; (vii) occurrence of any default under any other agreement involving indebtedness in excess of $50,000 or the occurrence of a default under any agreement that could reasonably be expected to have a material adverse effect; and (viii) certain money judgments are entered against the Company or any portion of the Company’s assets are attached or seized.   Remedies for events of default include acceleration of amounts owing under the Loan Agreement and taking immediate possession of, and selling, any collateral securing the loan.

In connection with the Loan Agreement, the Company issued to Hercules a warrant to purchase 25,000 shares of common stock with an exercise price set at the lower of (i) $9.60 or (ii) the price per share of the next institutional round of financing, subject to customary anti-dilution adjustments  The warrant expires after 10 years and has piggyback registration rights.  In addition, the Company has also granted Hercules the option to invest (so long as the credit facility remains) up to $1 million in any future equity financings at the same terms as the other investors.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be disclosed under this Item is incorporated herein by reference to Item 1.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 28, 2012	ADMA Biologics, Inc.

	By:	/s/ Brian Lenz
		Name:	Brian Lenz
		Title:	Chief Financial Officer